Exhibit 10.6

Alterix Inc.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), by and between Alterix Inc., a Delaware corporation (“Alterix”), and David R. Staskin, M.D. (the “Executive”) is effective as of September 1, 2015 (the “Effective Date”). Alterix and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” In consideration of the the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, agree as follows:

1. Employment. Alterix shall employ the Executive, and the Executive shall accept such employment with Alterix, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 (the “Employment Period”).

2. Position and Duties.

(a) Location; Title; Duties. During the Employment Period, the Executive shall serve Alterix in the capacity of Chief Strategy Officer, be based in the greater Boston, Massachusetts, have such duties, responsibilities and authorities consistent with responsibilities generally associated with the position of Chief Strategy Officer as may be augmented or revised from time to time by the Chief Executive Officer and generally to carry out the policies and goals of Alterix (collectively, the “Duties”). Executive may have to travel to in order to properly perform the Duties. Executive shall use the Executive’s best efforts to perform the Duties and promote the interests of Alterix, devote such of the Executive’s business time, attention and effort to the performance of the Duties as is reasonably required and refrain from acts or omissions detrimental to Alterix or harmful to its interests. While employed by Alterix, the Executive shall not engage in any business activity that conflicts with the Employee’s duties to Alterix.

(b) Outside Activities. Notwithstanding the foregoing, nothing in this Agreement shall prevent or be deemed to prohibit Executive from spending time on and participating in Executive’s other business pursuits; provided, however, that such participation and time expended in such activities do not materially interfere with the responsibilities as an employee of Alterix in accordance with this Agreement.

3. Compensation. In consideration for the performance of the Duties as well as other obligations under this Agreement, Executive shall receive the following compensation.

(a) Salary. Alterix shall pay the Executive a monthly salary in the amount of not less than $30,000, which will be calculated and paid in accordance with Alterix’s standard practices and policies in effect from time to time, provided that such salary shall not begin to be paid until the month in which Alterix closes an initial public offering of its common stock.

(b) Annual Bonus. Alterix shall pay the Executive an annual bonus in an amount up to be determined by the Board of Directors in good faith. The annual bonus shall be paid no later than February 15 of the year immediately following the year on which the annual bonus is based.

(c) Benefits. Executive shall be entitled to participate in such benefit plans as Alterix provides to its employees generally from time to time in accordance with Alterix policies and subject to the terms and conditions of such plans.

(d) Expenses. Alterix shall reimburse the Executive for all reasonable business travel, business development, customer entertainment, mobile telephone and other expenses incurred by him in the course of performing the Duties. Expenses should be consistent with the policies established by Alterix from time to time with respect to travel and other business expenses, subject to Alterix’s requirements with respect to reporting and documentation of such expenses.

(e) Option. Pursuant to the contemplated 2015 Equity Incentive Plan of Alterix (the “Plan”), a copy of which Executive will be given the opportunity to review, Executive shall receive a fully vested Stock Option (“Option”) providing terms for the purchase of 1,384,616 shares of Common Stock, which number shall be subject to adjustment in the event of a stock split, reverse stock split, stock dividend or similar event, at 100% of the then Fair Market Value, as each of those terms are defined in the Plan. The grant of Stock Option shall be made pursuant to the standard form of Stock Option Grant Notice and Agreement under the Plan. The Stock Option Grant Notice will provide that the option is exercisable in full on the date of grant. Executive will not be permitted to sell any shares issued pursuant to the Option, or any other shares owned by Executive, unless Executive has obtained the prior written approval of the Board of Directors of Alterix and has complied with all other applicable policies of Alterix, including the Alterix Insider Trading Policy as in effect at the applicable time and all applicable laws and regulations. Once issued and executed the Grant Notice will supersede and replace this paragraph, which will become null and void.

4. Term.

(a) Employment Period. The Employment Period shall continue from the Effective Date until the first to occur of the following events:

(i) the Executive’s death or “Permanent Disability” (defined as the expiration of a continuous period of 90 days during which the Executive is unable to perform the Duties due to physical or mental incapacity);

(ii) the Agreement is terminated for Cause (as defined below) by Alterix;

(iii) the Agreement is terminated for Good Reason (as defined below) by Executive at any time upon thirty (30) days’ prior written notice to Alterix;

(iv) the Agreement is terminated by Alterix at any time without Cause upon thirty (30) days’ prior written notice to the Executive; or

(v) the Agreement is terminated by the Executive without Good Reason at any time upon thirty (30) days’ prior written notice to Alterix.

(b) Definitions. For purposes of this Agreement:

(i) “Cause” shall mean (1) the failure or refusal by the Executive to perform his Duties (other than any such failure resulting from the Executive’s incapacity due to illness, physical or mental incapacity) which, if capable of cure, has not been cured within fifteen (15) business days after written notice of such breach delivered; (2) the Executive’s breach of this Agreement or any other agreement with or policy of Alterix applicable to him that has been communicated to him in writing which, if capable of cure, has not been cured within five (5) business days after written notice of such breach; (3) the Executive’s willful negligence, misconduct or gross negligence with respect to the performance of the Duties; (4) the conviction of the Executive, or plea of guilty or nolo contendere, with respect to any felony, any act of fraud, theft, or financial dishonesty with respect to Alterix or any of its affiliates, customers or business partners, or any other crime involving fraud, theft, or financial dishonesty; or (5) alcohol or substance abuse by the Executive.

(ii) “Good Reason” shall exist upon (1) mutual written agreement by the Executive and Alterix; (2) the relocation of Executive’s office such that the Executive’s daily commute is increased by at least 75 miles round-trip without the written consent of the Executive; (3) material reduction of the Executive’s annual base salary without the prior consent of the Executive unless associated with either a company wide salary reductions or repeated and material failure of the Executive to complete the Duties; (4) material diminution of the Executive’s duties, title, position, or responsibilities without good reason; (5) material breach by Alterix of any of the terms of this Agreement, which breach is not substantially cured or rectified, or in process of being substantially cured or rectified, if such breach is curable or rectifiable, within five or (5) business days after Executive gives written notice of such breach to Alterix.

(c) Disability. In the event of any dispute regarding the existence of the Executive’s Permanent Disability hereunder, the matter will be resolved by an independent physician qualified to practice medicine in Boston, Massachusetts with greater than fifteen (15) years practice experience who is on the staff of a university hospital and has no prior knowledge of the Executive and no prior engagement by or other relationship by Alterix, which physician shall be selected by Alterix. For this purpose, the Executive will submit to all appropriate medical examinations.

(d) Payments Upon Termination of Employment.

(i) Upon the termination of the Executive’s employment with Alterix the Executive shall be entitled to receive all earned or accrued but unpaid salary, accrued vacation and reimbursement of approved business expenses as well as all amounts or benefits to which the Executive is entitled under any applicable the employee benefit plan in which the Executive was a participant during his employment with Alterix, in accordance with the terms of that plan.

(ii) In addition to the foregoing, if at any time prior to the first anniversary of the Effective Date the Executive’s employment with Alterix is terminated by Alterix without Cause or by the Executive with Good Reason, the Executive shall also be entitled, upon the occurrence of each of: (1) the execution of a document acknowledging Executive’s obligations under this Agreement, (2) the return of all property of Alterix and (3) the execution of a Release by Executive substantially similar to that attached as Exhibit A and the occurrence of the Release Effective Date, to continue to receive pro rata payments of the Executive’s then current salary, in accord with Alterix’s current payroll practices, for the period beginning with the termination date and ending 60 days after the Termination Date (the “Continuation Period”).

(iii) Alterix will withhold all federal, state, local and other taxes and amounts that it determines are required by law on all amounts paid pursuant to this Section.

5. Proprietary Information. Assignment of Developments and Non-Competition Agreement. As a condition of the Executive’s employment with Alterix and a condition of any and all of Alterix’s obligations under this Agreement and the Purchase Agreement, the Executive shall enter into the accompanying Proprietary Information, Assignment of Developments and Non-Competition Agreement, a form of which is attached as Exhibit B (the “IP & Non-Competition Agreement”) and comply with his obligations thereunder. Notwithstanding any other provision of this Agreement, if the Executive breaches the IP & Non-Competition Agreement, Alterix shall be relieved of any and all obligations under this Agreement.

6. Section 409A. Notwithstanding any other provision herein to the contrary, to the extent that any payment to be made to the Executive, whether pursuant to this Agreement or otherwise, is determined to constitute “nonqualified deferred compensation” within the meaning of and subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) such payment shall not be made prior to the date that is the earlier of (i) six months and one day after the Executive’s separation from service with Alterix and any parent, affiliate or subsidiary of Alterix and (ii) the Executive’s death. The terms of this Section 6 shall apply only if the Executive is a “specified employee” (within the meaning of Section 409A) on the date of such separation from service, and shall only apply to the extent the delay of such payment is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.

7. Executive and Alterix Representations. The Executive hereby represents and warrants to Alterix that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by Alterix, this Agreement and the IP & Non-Competition Agreement shall be a valid and binding obligation of the Executive, enforceable in accordance with its terms. Alterix hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by Alterix does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Alterix is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be a valid and binding obligation of Alterix, enforceable in accordance with its terms.

8. Arbitration. The Parties agree that, except for any rights that any party may have to apply to a court of competent jurisdiction for injunctive relief, all disputes shall be submitted solely and exclusively to final and binding arbitration before a single, neutral arbitrator before the American Arbitration Association (“AAA”), in accordance with the AAA’s National Rules for the Resolution of Commercial Disputes then in effect except as limited by this section. Such arbitration shall proceed in Boston, Massachusetts, and the Demand for Arbitration shall only be filed with the AAA after the initiating party provides the other party(s) with at least ten (10) business days’ advance notice of the contemplated demand and, at either party’s request, the parties have a reasonable period of time, not to exceed sixty (60) days, to mediate the dispute under the auspices of a recognized mediation service or by agreement of the parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Alterix shall advance the arbitration filing fee and all other AAA administrative fees. The parties agree that this arbitration provision and any arbitration award rendered hereunder, shall be subject to the Massachusetts Uniform Arbitration Act, and that, in all other respects, the arbitrator is bound to apply Massachusetts law in determining any dispute under this Agreement. The parties agree that the arbitration shall be conducted in as expeditious and efficient manner as is practical and that the parties shall not engage in any form of discovery as is provided in the Massachusetts Rules of Civil Procedure or any other form of protracted pre-arbitration procedure. The parties agree further that, notwithstanding any case law, regulation, statute, amendment, ordinance or other source to the contrary, and without any further limitation of any rights, any payment due to Executive under Section 3 and/or 4(d) of this Agreement shall be deemed to be “wages” within the meaning of the Massachusetts Wage Act, Mass. G.L. c. 149 § 148 and that Executive shall be entitled to all relief afforded under the MWA as the MWA exists as of the Effective Date and as it may be subsequently amended if Alterix breaches this Agreement.

9. Notices. Any notice or communication required or permitted under this Agreement shall be in writing and shall be delivered by hand, delivered by nationally recognized overnight courier service or sent by e-mail. Any such notice or communication shall be deemed to have been given (i) if by hand, when delivered, (ii) if sent by nationally recognized overnight courier service, upon confirmation of delivery by such service, (iii) if sent by e-mail upon confirmation of receipt by the recipient in each case, to the following address, or e-mail address, or to such other address or addresses or e-mail address or addresses as such party may subsequently designate to the other parties by notice given in accordance with this Section 9.

If to Alterix:	Alterix Inc.
100 Cummings Center, Suite 463E
Beverly, MA 01915
Attention: Patrick T. Mooney, M.D.
Email: pmooney@alterix.com

With a copy to:	Holland & Knight LLP
10 St. James Avenue
Boston, MA 02116
Attn: Thomas L. Barrette, Esq.
Email: thomas.barrette@hklaw.com

If to the Executive:	see signature page

10. Miscellaneous.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Complete Agreement. This Agreement and the IP & Non-Competition Agreement embody the complete agreement and understanding among the Parties with respect to the terms and conditions of Executive’s employment and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the terms and conditions of Executive’s employment.

(c) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, Alterix and their respective heirs, successors and permitted assigns. The Executive may not assign his rights or delegate his obligations hereunder. Alterix may assign all or any part of this Agreement to any third party that shall acquire Alterix, or any parent of Alterix, in a merger, acquire a majority of the capital stock of Alterix, or of any parent of Alterix, or purchase all or substantially all of Alterix’s assets (or all or substantially all of the assets of the portion of Alterix’s business that the Executive’s employment was most associated with), provided, however, Alterix shall provide the Executive with prior written notice thereof.

(d) Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. All suits, actions or other proceedings seeking to enforce, or otherwise arising in connection with, this Agreement shall be brought in the state or federal courts located in Boston, Massachusetts. Each of the Parties irrevocably consents to the exclusive jurisdiction of the foregoing courts in such matters and irrevocably waives any objection such Party may otherwise have against such jurisdiction. This Section 10(d) shall be construed to be consistent with and to carry out the purposes of Section 8 above regarding the resolution of any disputes through arbitration.

(e) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the express, prior, written consent of Alterix and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument representing the agreement of the parties hereto.

(g) Electronic Document. A copy of this Agreement or signature page hereto signed and transmitted by facsimile machine, as an attachment to an e-mail or by other electronic means (collectively an “Electronic Document”), shall be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered an original signature, and the Electronic Document transmitted is to be considered to have the same binding effect as an original signature on an original document. No party shall raise the use of an Electronic Document or the fact that a signature was transmitted through the use of a facsimile machine, e-mail or other electronic means as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ALTERIX INC.

By:	/s/ Patrick Mooney
	Name:	Patrick Mooney
	Title:	CEO

EXECUTIVE:

/s/ David R. Staskin, M.D.
David R. Staskin, M.D.

Unit 34B
85 East India Row
Boston, MA 02110 dstaskin@alterix.com

Signature Page to Employment Agreement

Exhibit A

Form of Release

1. For and in consideration of the severance payments and other benefits provided in the Employment Agreement, effective as of the Effective Date (the “Employment Agreement”), by and between Alterix Inc., a Delaware corporation (“Alterix”) and me, and other good and valuable consideration, I, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date hereof, do hereby fully and forever release, remise and discharge Alterix, any predecessor or successor entity, its successors and assigns, and the direct and indirect parents, subsidiaries, affiliates of Alterix, together with their respective officers, directors, partners, shareholders, members, managers, employees and agents (collectively, the “Group”), from any and all Claims (as defined below) which I had, may have had, or now have against Alterix and/or any other member of the Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with Alterix, including but not limited to Claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release of Claims includes, but is not limited to, all Claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, Massachusetts General Laws, Chapter 151B, the Massachusetts Wage Act, and any and all applicable federal statutes and regulations, and any and all applicable statutes, regulations and common law of the Commonwealth of Massachusetts, and any and all other federal, state, and local laws, statutes, regulations, and common law, and any other purported restriction on an employer’s right to terminate the employment of employees. As used in this Release, the term “Claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

2. I specifically release all Claims under the Age Discrimination in Employment Act (the “ADEA”) relating to my employment and its termination.

3. I represent that I have not filed or permitted to be filed against the Group, individually or collectively, any lawsuits and I covenant and agree that I will not do so at any time hereafter with respect to the subject matter of this Release and Claims released pursuant to this Release (including, without limitation, any Claims relating to the termination of my employment), except as may be necessary to enforce this Release, to obtain benefits described in or granted under this Release, or to seek a determination of the validity of the waiver of my rights under the ADEA. Except as otherwise provided in the preceding sentence, I will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that I could have raised against any member of the Group as of the date hereof.

4. I am specifically agreeing to the terms of this Release because Alterix has agreed to pay to me money and other benefits to which I am not otherwise entitled under Alterix’s policies, and has provided such other good and valuable consideration as specified herein. Alterix has

Exhibit A – Page 1

agreed to provide this money and other benefits because of my agreement to accept it in full settlement of all possible Claims I might have or ever had, and because of my execution of this Release.

6. Upon termination of my employment, I agree to return to Alterix all Alterix property, including without limitation, proprietary information, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which I received or prepared or helped prepare in connection with my employment with Alterix, and that I will not retain any copies, duplicates, reproductions or excerpts thereof.

7. I acknowledge that I have read this Release in its entirety, fully understand its meaning and am executing this Release voluntarily and of my own free will with full knowledge of its significance. I acknowledge and warrant that I have had the opportunity to consider for twenty-one (21) days the terms and provisions of this Release and that I have been advised by Alterix to consult with an attorney prior to executing this Release. I shall have the right to revoke this Release for a period of seven (7) days following my execution of this Release, by giving written notice of such revocation to Alterix. This Release shall not become effective until the eighth day following my execution of it (the “Release Effective Date”).

8. I agree to maintain the confidentiality of this Release, and to refrain from disclosing or making reference to its terms except as required by law or with my accountant or attorney.

9. I agree that I shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on Alterix or any member of the Group.

10. Alterix shall be entitled to have the provisions of this Release specifically enforced through injunctive relief, without having to prove the inadequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to Alterix and that money damages will not provide an adequate remedy to Alterix. In addition, in the event that I breach any of the provisions of this Release (and in addition to any other legal or equitable remedies Alterix may have), Alterix shall be entitled to cease making any of the payments or providing any of the benefits referred to in paragraph 1 above, recover any payments referred to in paragraph 1 previously paid to me, and recover as permitted by applicable law the reasonable costs and attorneys’ fees incurred in seeking relief for any such breach. Moreover, I understand and agree that if I breach any provisions of this Release, in addition to any other legal or equitable remedy Alterix may have, I shall reimburse Alterix for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach. The remedies set forth in this paragraph shall not apply to any challenge to the validity of the waiver and release of my rights under the ADEA. In the event I challenge the validity of the waiver and release of my rights under the ADEA, then Alterix’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that Alterix may recover such fees and costs if the lawsuit is brought by me in bad faith. Any such action permitted to Alterix by this paragraph, however, shall not affect or impair any of my obligations under this Release, including without limitation, the release of claims in paragraph 1 hereof. I further agree that nothing herein shall preclude Alterix from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

Exhibit A – Page 2

11. In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

12. Nothing herein shall be deemed to constitute an admission of wrongdoing by Alterix or any member of the Group. Neither this Release nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Release.

13. The terms of this Release and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the Commonwealth of Massachusetts, without regard to the choice of law provisions of Massachusetts law, to the extent such provisions require the application of the laws of any other jurisdiction.

[Executive]

Date Sep 1st, 2015

Exhibit A – Page 3

Exhibit B

Form of IP & Non-Competition Agreement

attached

Exhibit B